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Exhibit (a)(2)

FORM OF LETTER OF TRANSMITTAL
(Election to Participate)
TO TENDER OPTIONS TO PURCHASE SHARES OF COMMON STOCK OF COMPUTER HORIZONS
CORP. GRANTED UNDER THE COMPUTER HORIZONS CORP. 1994 STOCK OPTION AND
APPRECIATION PLAN FOR NEW OPTIONS GRANTED UNDER SUCH PLAN

PURSUANT TO THE OFFER TO EXCHANGE DATED DECEMBER 24, 2002

THE OFFER AND RELATED RIGHT OF WITHDRAWAL EXPIRE AT 5:00 P.M., EASTERN STANDARD
TIME, ON JANUARY 27, 2003, UNLESS THE OFFER IS EXTENDED.

PARTICIPATION INSTRUCTIONS:

        1. COMPLETE THIS FORM, SIGN IT, AND HAND DELIVER IT TO DAVID CORCORAN OF THE LEGAL DEPARTMENT OF COMPUTER HORIZONS CORP.. YOU CAN ALSO FAX IT TO (973) 402-6293 OR MAIL IT TO COMPUTER HORIZONS CORP., 49 OLD BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046-1495, ATTENTION: DAVID CORCORAN, AS SOON AS POSSIBLE, BUT IN ANY EVENT, THIS FORM MUST BE RECEIVED BY OUR LEGAL DEPARTMENT BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 27, 2003.

        2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM COMPUTER HORIZONS CORP. HUMAN RESOURCES DEPARTMENT PROMPTLY. PLEASE NOTE THAT EMPLOYEES WHO RETURN FORMS IMMEDIATELY PRIOR TO JANUARY 27, 2003 MAY NOT RECEIVE TIMELY CONFIRMATION PRIOR TO SUCH DATE.

        I am an employee of Computer Horizons Corp. ("Computer Horizons" of the "Company"). I have received the Summary of Terms and Offer to Exchange dated December 24, 2002. I understand that I may cancel any options having an exercise price of $10.01 or greater under the Company's 1994 Incentive Stock Option and Appreciation Plan (the "1994 Plan). I also understand that if I cancel any of these options, I must cancel all options granted on or after June 24, 2002, regardless of the exercise price. I understand that any options canceled will become null and void and will not apply toward any new grant of options under the Stock Option Exchange Program. In return for the cancellation of eligible options, I will be granted a new option(s) no earlier than the date that is six months and one day following the date the Company cancels the eligible option(s) accepted for exchange (the "replacement grant date"), provided that I am still employed by the Company on that date. I understand that if any of my outstanding options have an exercise price greater than or equal to $15.00 per share, such options may be exchanged for new options to purchase 1 share of common stock for every 3 shares subject to the option being exchanged and if any of my outstanding options have an exercise price between $10.01 and $14.99 per share, such options may be exchanged for new options to purchase 1 share of common stock for every 2 shares of common stock subject to the option being exchanged. The exercise price of the new option(s) will be equal to the closing sale price of our common stock as reported on the Nasdaq National Market on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date). I understand that the number of shares covered by the new options is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the replacement grant date.

        Subject to, and effective upon, the Company's acceptance for exchange of the options tendered herewith in accordance with the terms and subject to the conditions of the offer (including, if the offer is extended, delayed, terminated or amended, the terms and conditions of any such extension, delay, termination or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all of the options that I am tendering hereby. I acknowledge that the Company has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer. I agree that this Letter of Transmittal is an amendment to the option agreement or agreements to which the options I am tendering hereby are subject.

        I hereby represent and warrant that I have full power and authority to tender the options tendered hereby and that, when and to the extent such options are accepted for exchange by the Company, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option grant document, and such options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the options I am tendering hereby.

        All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the offer, this tender is irrevocable.

        By execution hereof, I understand that tenders of options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter of Transmittal will constitute my acceptance of the terms and conditions of the offer. The Company's acceptance for exchange of options tendered pursuant to the offer will constitute a binding agreement between the Company and me, upon the terms and subject to the conditions of the offer.

        I acknowledge that the new options that I will receive:

        (1) will not be granted until a business day that is on or after six months and one day after the date when the options tendered hereby are accepted for exchange and canceled; and

        (2) will be subject to the terms and conditions set forth in a new option grant agreement between the Company and me that will be forwarded to me after the grant of the new options for my signature and return to the Company.

        I understand that my employment with Computer Horizons is on an at-will basis and that nothing in the Offer to Exchange or Stock Option Exchange Program modifies or changes that, and that if my employment with Computer Horizons or one of its subsidiaries is terminated by me or Computer Horizons voluntarily, involuntarily, or for any reason or no reason, before my new option(s) are granted, I will not have a right to any stock option(s) that were previously canceled, and I will not have a right to the grant that I would have been eligible to receive on the replacement grant date. I further understand that in the event of a change of control of Computer Horizons occurring before the replacement grant date, it is possible that I will not receive replacement option(s), securities of the surviving corporation or other consideration in exchange for my canceled option(s).

        I also understand that except for the exercise price and the vesting period, the terms and conditions of the new option(s) will be substantially similar to the canceled option(s) from the 1994 Plan. I understand that the new option(s) will have a new ten-year term starting on the replacement grant date.

        I further understand that I will not be eligible to receive any other stock option(s) until the replacement grant date.

        I recognize that, under certain circumstances stated in the Offer to Exchange, the Company may terminate or amend the Stock Option Exchange Program and postpone its acceptance and cancellations of any option(s) elected for exchange. In such event, I understand that the option(s) delivered with this Letter of Transmittal (Election to Participate) but not accepted for exchange will be returned to me.

        TO VALIDLY TENDER YOUR OPTIONS, YOU MUST COMPLETE THE FOLLOWING TABLE ACCORDING TO INSTRUCTIONS 2 AND 3 ON PAGE 4 OF THIS LETTER OF TRANSMITTAL.

Grant Date	No. of Shares Outstanding Under Such Option	Option Price	Expiration Date	ISO/NQSO

        Additionally, pursuant to the terms and subject to the conditions of the Offer to Exchange and this Letter of Transmittal (Election to Participate), I hereby elect to cancel all options granted after June 24, 2002 (even if I did not check the applicable box(es) above). I understand they will become null and void on the date the Company accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that I will be unable to revoke this Letter of Transmittal (Election to Participate) after 5:00 p.m., Eastern Standard Time, on January 27, 2003.

        Finally, I agree that Computer Horizons Corp. may confirm its receipt and acceptance of this Letter of Transmittal (Election to Participate) by sending notice to my regular Computer Horizons Corp. email address.

        THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS OF OPTIONS BE ACCEPTED FROM OR ON BEHALF OF) OPTION HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF OPTIONS WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

Signature of Optionee	Date
Name of Optionee	Country where employed
Social Security Number (U.S. employees)

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Letter of Transmittal. A properly completed and duly executed original of this Letter of Transmittal (or a facsimile thereof), and any other documents required by this Letter of Transmittal, must be received by the Company at its address set forth on the front cover of this Letter of Transmittal on or before 5:00 P.M., Eastern Standard Time on January 27, 2003.

        THE METHOD BY WHICH YOU DELIVER ANY REQUIRED DOCUMENTS (INCLUDING THIS LETTER OF TRANSMITTAL) IS AT YOUR ELECTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE COMPANY. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, THE COMPANY RECOMMENDS THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU ELECT TO SEND BY FACSIMILE, THE COMPANY RECOMMENDS THAT YOU RECEIVE A CONFIRMATION OF DELIVERY PRIOR TO THE EXPIRATION OF THE OFFER.

        Tenders of options made pursuant to the offer may be withdrawn at any time prior to January 27, 2003. If the offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. To withdraw tendered options you must deliver a Notice of Withdrawal (Election not to Participate) or a facsimile thereof, with the required information to the Company while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any options withdrawn will thereafter be deemed not properly tendered for purposes of the offer, unless such withdrawn options are properly re-tendered prior to January 27, 2003 by following the procedures described above.

        The Company will not accept any alternative, conditional or contingent tenders. All tendering employees, by execution of this Letter of Transmittal (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

2. Inadequate Space. If the space provided herein is inadequate, the information requested by the table on page 3 of this Letter of Transmittal regarding the options to be tendered should be provided on a separate schedule attached hereto.

3. Tenders. If you intend to tender options pursuant to the offer, you must complete the table on page 3 of this Letter of Transmittal by providing the following information for each option that you intend to tender: option number, grant date, the total number of option shares subject to the option, the exercise price and whether the option is an incentive or non-qualified stock option. If you choose to tender an option, you must tender the full number of option shares subject to the option. If you received options from the Company on or after June 24, 2002 you must tender all options received on or after that date if you want to tender any options.

4. Signature of this Letter of Transmittal. If this Letter of Transmittal is signed by the holder of the options, the signature must correspond with the name as written on the face of the option award document(s) to which the options are subject without alteration, enlargement or any change whatsoever.

5. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter of Transmittal, may be directed to:

David Corcoran
Legal Department
Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, NJ 07046-1495
Tel: (973) 299-4058
Fax: (973) 402-6293
 dcorcora@ComputerHorizons.com

Copies will be furnished promptly at the Company's expense.

6. Irregularities. All requests as to the number of option shares subject to options to be accepted for exchange, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of options will be determined by the Company in its sole discretion, which determinations shall be final and binding on all interested persons. The Company reserves the right to reject any or all tenders of options that the Company determines not to be appropriate form or the acceptance of which is unlawful. The Company also reserves the right to waive any of the conditions of the offer and any defect or irregularity in any tender with respect to any particular options or any particular option holder, and the Company's interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

        IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE COPY THEREOF), TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE COMPANY, ON OR BEFORE 5:00 P.M., EASTERN STANDARD TIME ON JANUARY 27, 2003.

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Exhibit (a)(2) FORM OF LETTER OF TRANSMITTAL (Election to Participate) TO TENDER OPTIONS TO PURCHASE SHARES OF COMMON STOCK OF COMPUTER HORIZONS CORP. GRANTED UNDER THE COMPUTER HORIZONS CORP. 1994 STOCK OPTION AND APPRECIATION PLAN FOR NEW OPTIONS GRANTED UNDER SUCH PLAN PURSUANT TO THE OFFER TO EXCHANGE DATED DECEMBER 24, 2002 THE OFFER AND RELATED RIGHT OF WITHDRAWAL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 27, 2003, UNLESS THE OFFER IS EXTENDED. PARTICIPATION INSTRUCTIONS
INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER